UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 17, 2010

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

I.	$1.75 Billion VOL Credit Facility1

On May 17, 2010, Venetian Orient Limited (“VOL”), an indirect subsidiary of Las Vegas Sands Corp. (“LVSC”) and the owner and developer of the integrated resort project (the “Project”) located on Parcels 5 & 6 on the Cotai Strip in the Macau SAR, entered into a Credit Agreement (the “Credit Agreement”) providing for up to $1,750,000,000 (or equivalent in Hong Kong dollars (“HK$”) or Macau patacas (“MOP”)) of term loan and revolving facilities with Goldman Sachs Lending Partners LLC (“GS”), BNP Paribas, Hong Kong Branch (“BNP”), Citibank, N.A., Citigroup Global Markets Asia Limited, Citicorp Financial Services Limited and Citibank, N.A., Hong Kong Branch (collectively, “Citi”), UBS AG, Hong Kong Branch (“UBS”) and Barclays Capital (the investment banking division of Barclays Bank PLC) (“Barclays”), as global coordinators, co-syndication agents and bookrunners; Bank of China Limited, Macau Branch (“BOC”) and Industrial and Commercial Bank of China (Macau) Limited (ICBC), as global coordinators and bookrunners, Banco Nacional Ultramarino, S.A. (“BNU”), DBS Bank Ltd. (“DBS”), and Oversea-Chinese Banking Corporation Limited (“OCBC”), as mandated lead arrangers and bookrunners, The Bank of Nova Scotia (“Scotia”), as the administrative agent, and the lenders party thereto from time to time.

The facilities under the Credit Agreement consist of (i) a $750,000,0002 equivalent term loan that is available until July 16, 2010 (“TLF I”), (ii) a $750,000,0003 equivalent term loan that is available on a delayed draw basis until November 17, 2011 (“TLF II” and, together with TLF I, the “Term Loans”) and (iii) a $250,000,0004 equivalent revolving credit facility available until April 17, 2015 (“Revolving Facility” and collectively, with TLF I and TLF II, the “Facilities”).

The obligations of VOL under the Credit Agreement will be secured by a first-priority security interest in substantially all of VOL’s assets, other than capital stock and similar ownership interests, certain furniture, fixtures, fittings and equipment and certain other excluded assets. The indebtedness under the Facilities will be guaranteed by any future restricted subsidiaries of VOL.

VOL expects to draw the full amount of TLF I prior to July 16, 2010, after satisfying certain initial funding conditions.  The proceeds of the Facilities and contributions made by Sands China Ltd. (“SCL”), LVSC’s majority-owned subsidiary whose ordinary shares are listed on the Main Board of The Hong Kong Stock Exchange Limited, will be used to, among other things, fund the costs and expenses of Phases 1 and 2 of the Project, including, but not limited to, design, development, construction, equipping and pre-opening costs and expenses, and the general working capital requirements and general corporate purposes of VOL related to the Project.

________________________

1 All three tranches under the Credit Agreement are denominated in U.S. dollars (“US$”), Hong Kong dollars (“HK$”) and Macau patacas (“MOP”), but in the aggregate are equivalent to $1.75 billion, based on (i) the US$ to HK$ exchange rate of HK$7.7808 to $1.00 on May 12, 2010 and (ii) the US$ to MOP exchange rate of MOP8.0142 to $1.00 on May 12, 2010.

2 TLF I consists of the following commitments: (i) US$407,880,866.20; (ii) HK$1,613,665,447.12 and (iii) MOP1,079,740,728.80.

3 TLF II consists of the following commitments: (i) US$432,880,866.20; (ii) HK$1,419,145,447.12 and (iii) MOP1,079,740,728.80.

4 Revolving Facility consists of the following commitments: (i) US$152,626,955.40; (ii) HK$408,208,482.37 and (iii) MOP359,913,576.27.

Borrowings under the Facilities for all classes of outstanding loans will bear interest at either the Adjusted Eurodollar Rate or the Base Rate (in the case of US$ denominated loans) or the Hong Kong Interbank Offer Rate (in the case of HK$ and MOP denominated), as applicable, plus a spread of 4.5% per annum.  VOL will also pay a standby interest fee of 2.00% per annum on the undrawn amounts under TLF I (commencing from June 16 to July 16, 2010 if the available borrowings under TLF I are not drawn by June 16, 2010) and undrawn amounts under TLF II (commencing from the closing date), and 1.50% per annum on the undrawn amounts under the Revolving Facility (commencing from the closing date).

All of the Facilities under the Credit Agreement mature on the earlier of June 16, 2015 and the fifth anniversary of the initial borrowing under TLF I under the Credit Agreement.

The Credit Agreement specifies that VOL is required to maintain a minimum cost to equity ratio of 50% at all times during the design, development and construction of the Project.  All amounts of equity (including all operating cash flow generated after the opening Phase 1 of the Project) and shareholder subordinated loans provided by SCL or its subsidiaries prior to and after the recommencement of construction of the Project count towards satisfying the equity requirement.

VOL is required to repay or prepay the Facilities outstanding under the Credit Agreement under certain circumstances.  Commencing on March 31, 2013, and at the end of each quarter in 2013, VOL is required to repay the outstanding TLF I and TLF II loans on a pro rata basis in an amount equal to 5% of the aggregate principal amount of Term Loans outstanding as of November 17, 2011.  Commencing on March 31, 2014, and at the end of each quarter in 2014, VOL is required to repay the outstanding TLF I and TLF II loans on a pro rata basis in an amount equal to 7.5% of the aggregate principal amount of Term Loans outstanding as of November 17, 2011.  The outstanding aggregate principal balance of the Term Loans and the Revolving Facility are due in full on May 17, 2015.  In addition, commencing with December 31, 2013 and the end of each fiscal year thereafter until the maturity date, VOL is required to further prepay the outstanding Term Loans on a pro rata basis with 50% of its excess free cash flow (as defined in the Credit Agreement) (the “Excess Cash Flow Sweep”).  The percentage of free cash flow subject to the Excess Cash Flow Sweep declines to 25% once the ratio of total outstanding indebtedness to consolidated adjusted EBITDA (as defined in the Credit Agreement) is less than or equal to 3.5:1.0 but greater than 2.5:1.0.  The requirement to prepay the outstanding Term Loans under the Excess Cash Flow Sweep is suspended when the ratio of total outstanding indebtedness to consolidated adjusted EBITDA is equal to or less than 2.5:1.0.

VOL is also required to repay amounts outstanding under the Facilities with (i) 100% of the net proceeds from any sale or disposal of certain assets outside of the ordinary course of business to the extent such proceeds have not been reinvested in new assets within twelve months, (ii) the proceeds of new indebtedness other than certain permitted indebtedness, and (iii) any compensation proceeds received in connection with a termination of the land concession from the Macau SAR related to the Project.

The Credit Agreement contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on liens, annual capital expenditures other than project costs, incurrence of indebtedness, loans and guarantees, investments, acquisitions and asset sales, restricted payments and other distributions, affiliate transactions and use of proceeds from the Facilities, as well as requirements to comply with applicable law and maintain adequate insurance.

The Credit Agreement also requires VOL to maintain specified financial ratios described below as of the end of the first full quarter beginning 6 months after the commencement of substantial operations of Phases 1 and 2 of the Project:

•
maintain a maximum ratio of consolidated total indebtedness (other than certain excluded indebtedness) to consolidated adjusted EBITDA of not more than 4.25:1.0, decreasing thereafter every other quarter as provided in the Credit Agreement; and

•
maintain a minimum ratio of consolidated adjusted EBITDA to consolidated total interest expense of not less than 3.50:1.0, increasing thereafter every four quarters as provided in the Credit Agreement.

In order to satisfy any of the financial covenants set forth above, SCL may cure any consolidated adjusted EBITDA shortfall by contributing cash or providing a subordinated shareholder loan to VOL (the “EBITDA Cure”); provided that SCL may not exercise the EBITDA Cure more than twice in any consecutive four quarter period or more than four times in the aggregate.

The Credit Agreement contains customary events of defaults, including, but not limited to, nonpayment of principal when due, failure to pay interest, fees or other amounts within a specified period of days after these amounts are due, violation of covenants, failure of any representation or warranty to be true and correct in all material respects when made, misrepresentation, unlawfulness, certain cross-defaults, insolvency and other bankruptcy events, actual or asserted invalidity of the project documents, a repudiation by VOL of its obligations under the Credit Agreement, any event of default under the land concession from the Macau SAR related to the Project, a change of control (as defined) and certain negative events with respect to the Project.  Some of the events of default under the Credit Agreement are subject to grace periods under certain circumstances.

GS, BNP, Citi, UBS, Barclays, BOC, ICBC, BNU, DBS, OCBC, and Scotia and their respective affiliates have performed investment banking, financial advisory, lending and/or commercial banking services for LVSC, SCL and/or VOL and their respective affiliates from time to time, for which they have received customary compensation for such services, and may continue to do so in the future.

II.	Sponsor Agreement and Guaranty

On May 17, 2010, SCL, in its capacity as the sponsor of the Project, Scotia, in its capacity as the administrative agent under the Credit Agreement and BOC, in its capacity as collateral agent, entered into a Sponsor Agreement (the “Sponsor Agreement”) in connection with the Credit Agreement.  Pursuant to the Sponsor Agreement, SCL, as the sponsor of the Project, is responsible for all cost-overruns incurred by VOL in connection with the design, development and construction of the Project.  Under the Sponsor Agreement, SCL has agreed to ensure that the Project is constructed in accordance with the requirements under the Credit Agreement, including that the Project has commenced substantial operations with respect to Phases 1 and 2 on or before December 31, 2012 (which date is subject to extension as a result of certain force majeure events).  In addition, SCL must (or cause one of its subsidiaries to) pay all costs and expenses of the Project that are not funded by the Facilities, other permitted indebtedness and cash flow generated by the Project (including actual cost overruns and financing expenses).

The Sponsor Agreement contains certain affirmative and negative covenants with respect to SCL.  The affirmative covenants include providing financial statements and other reports, maintaining SCL’s corporate existence, paying taxes and complying with applicable law.  The negative covenants include limitations on incurring and guaranteeing indebtedness, creating liens on equity interests, making investments and certain restricted payments, restrictions on fundamental corporate changes and sales of equity interests in its subsidiaries and limitations on SCL’s and its subsidaries entering into affiliate transactions.

In addition, on May 17, 2010, SCL entered into a Guaranty with Scotia, in its capacity as administrative agent under the Credit Agreement (the “Guaranty”), pursuant to which SCL irrevocably and unconditionally guaranteed the due and punctual payment in full of all obligations of VOL under the Credit Agreement.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above in Item 1.01 under the captions “$1.75 Billion  VOL Credit Facility” and “Sponsor Agreement and Guaranty” are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 20, 2010

LAS VEGAS SANDS CORP.
By:	/s/ Kenneth J. Kay
	Name:	Kenneth J. Kay
	Title:	Senior Vice President and Chief Financial Officer